EXHIBIT 99.1

PRESS RELEASE  Contact:
Walter Clark
Chief Executive Officer
3524 Airport Road
Maiden, NC 28650
(828) 464-8741

FOR IMMEDIATE RELEASE

  AIR T, INC. SELECTS NEW CFO

MAIDEN, N.C., October 10, 2006 -- Air T, Inc. (Nasdaq Capital Market:AIRT) announced that it has hired John Parry to become its Chief Financial Officer. Mr. Parry will initially join the Company as a Vice President and after a brief period be named as the Company’s Chief Financial Officer and Vice President—Finance. For the past five years, Mr. Parry, age 49, has served as the Chief Financial Officer and Treasurer of Empire Airlines, Inc., which, among other things, provides air cargo services to Federal Express Corporation, flying routes principally in the southwest and northwest United States. Prior to joining Empire Airlines in 2001, Mr. Parry had a 20-year career as a certified public accountant with a number of regional and national accounting firms. Mr. Parry will replace John J. Gioffre as the Company’s Chief Financial Officer and Vice President-Finance, who will retire in accordance with his previously announced plans.

“We are delighted to add John Parry to our management team,” said Company CEO, Walter Clark. “His experience in public accounting, coupled with his recent experience as the CFO of a company operating a business similar to our air cargo operations, uniquely qualify him to replace John Gioffre as our Chief Financial Officer. We are grateful to John Gioffre, whose continued service as our CFO beyond his initially announced retirement date has allowed us to continue our search for his successor and permit a smooth transition,” Mr. Clark continued.

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry and, though its Global Ground Support subsidiary, manufactures and services aircraft ground support equipment. Air T is one of the largest small aircraft air cargo operators in the United States and currently operates a fleet of single and twin engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, South America, Puerto Rico and the Virgin Islands.